OMB APPROVAL OMB Number: 3235-0060 Expires: March 31, 2006 Estimated average burden hours per response …….28.0

EFFECTIVE AUGUST 23RD, 2004
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 20, 2004

Great Expectations and Associates, Inc.
(Exact name of registrant as specified in its charter)

Colorado	0001100397	841521955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

212 Carnegie Center, Ste 206, Princeton, NJ	08540
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (609) 844-7755

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On December 20, 2004, Great Expectations and Associates, Inc., a Colorado corporation (the “Company”), entered into an Amended and Restated Employment Agreement with J. Todd Derbin, its current chief executive officer and president (“Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Derbin shall serve as the Company’s chief executive officer and president for a period of one year commencing on January 1, 2005. The Employment Agreement may be extended, in writing, by the Company and Mr. Derbin. Mr. Derbin’s salary shall be $200,000; provided that it shall be increased to $225,000 or $250,000 based upon certain milestones of the Company as set forth in the Employment Agreement. In addition, Mr. Derbin shall be entitled to bonuses in the form of equity and/or cash as set forth in the Employment Agreement and he shall be entitled to receive non-qualified stock options to purchase common stock of the Company (the “Options”), the amount of which when added to his existing 1,172,767 options shall equal 5% of the total issued and outstanding common stock of the Company, as of March 31, 2005. One-half of the Options shall vest on the grant date and one-half of the Options shall vest monthly over four years at a rate of 1/48th per month. The grant of the Options is subject to the Company adopting a 2005 Stock Option Plan, which is subject to stockholder approval.

A copy of the Employment Agreement is attached as an exhibit to this Form 8K.

Section 9 - Financial Statements and Exhibits

C. Exhibits

Exhibit 10.1 -  Amended and Restated Employment Agreement, dated December 20, 2004, by and between, the Company and J. Todd Derbin.

-2-

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT EXPECTATIONS AND ASSOCIATES, INC.

December 21, 2004	By: /s/ J. Todd Derbin
Name: J. Todd Derbin
Title: Chief Executive Officer

-3-